UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report
(Date of Earliest Event Reported):
June 28, 2011

New Jersey	Commission File Number	21-0419870
State of Incorporation	1-3822	I.R.S. Employer Identification No.
One Campbell Place
Camden, New Jersey 08103-1799
Principal Executive Offices
Telephone Number: (856) 342-4800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Item 2.05 — Costs Associated with Exit or Disposal Activities
On June 28, 2011, Campbell Soup Company (“Campbell”) announced a series of initiatives to improve supply chain efficiency and reduce overhead costs across the organization to help fund plans to drive the growth of the business. Campbell also announced its intent to close its office in Moscow and exit the Russian market. Campbell expects to eliminate approximately 770 positions in connection with these initiatives. The actions planned include the following:
•	In Australia, Campbell will invest in a new system to automate packing operations at its biscuit plant in Virginia. This investment will occur over an 18-month period and will result in the elimination of approximately 190 positions, subject to union and employee consultations. In the U.S., Campbell will improve asset utilization by shifting production of ready-to-serve soups from its plant in Paris, Texas, to its facilities in Napoleon, Ohio and Maxton, North Carolina. Manufacturing of Campbell’s Soup at Hand microwavable products will be consolidated at the Maxton plant, and the manufacturing facility in Marshall, Michigan will be closed.

•	Campbell will reduce its salaried workforce by approximately 510 positions around the world, including approximately 130 positions at its world headquarters in Camden, New Jersey. As part of this initiative, Campbell will outsource a larger portion of its U.S. retail merchandising activities to its current retail sales agent, Acosta Sales and Marketing, and eliminate approximately 190 positions. Campbell expects that this action will enhance merchandising effectiveness and coverage for its U.S. customers.

•	Campbell will close its office in Moscow, eliminating approximately 50 positions, and conduct an orderly windup of its business in Russia.
As a result of these initiatives, Campbell expects to incur aggregate pre-tax costs of approximately $75 million, consisting of the following:
•	approximately $43 million in employee severance and benefit costs;

•	approximately $22 million in asset write-offs and accelerated depreciation of property, plant and equipment; and

•	approximately $10 million in other exit costs.
Campbell expects to incur nearly all of these charges in the fourth quarter of fiscal 2011. Approximately $50 million of the pre-tax costs are expected to be cash expenditures. In addition, Campbell will invest approximately $40 million in capital expenditures in connection with the actions. The initiatives are expected to be completed in fiscal 2013.
Item 2.06 — Material Impairments
The information included in Item 2.05 above is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPBELL SOUP COMPANY (Registrant)
Date: June 28, 2011

By:	/s/ Anthony P. DiSilvestro
Anthony P. DiSilvestro
Senior Vice President — Finance